Exhibit 3.6

Section 5.1 of Article V of the Company’s Amended and Restated Bylaws (amended to add the words “, or may be in uncertificated form,” as set forth below):

Section 5.1    Stock Certificates.  Certificates representing shares of stock of the Corporation shall be in such form, or may be in uncertificated form, consistent with all applicable provisions of law, as shall be approved by the Board of Directors. All certificates shall be signed in the name of the Corporation by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and may be sealed with the seal of the Corporation or facsimile thereof.  If a certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, any signature of an officer of the Corporation may be facsimile.  If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of its issue.